Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 10.2% INCREASE IN 2017 SECOND QUARTER NET SALES

Increases 2017 Guidance

New York, New York, July 26, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2017, net sales increased 10.2% to $129.1 million as compared to $117.2 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales increased 11.3%. Inter Parfums plans to issue results for the 2017 second quarter on or about August 7, 2017.

Net Sales:

	Three months ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	($ in millions)

European based product sales	$106.8	$88.6	20.5%	$226.5	$180.7	25.3%
United States based product sales	22.3	28.6	(21.6)%	45.7	48.0	(4.6)%
	$129.1	$117.2	10.2%	$272.2	$228.7	19.0%

Discussing European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “The more than 20% increase in net sales was driven by organic growth from established lines, plus several major initiatives notably the launch of our signature Coach scent for women and Mademoiselle Rochas for the Rochas brand. The 15% increase in second quarter Montblanc fragrance sales offset the decline in the first quarter and thus year-to-date, Montblanc fragrance sales are slightly ahead of the first half of 2016. Jimmy Choo brand sales are up 15% in the second quarter, and 36% in the first half due to two recent extensions Jimmy Choo L’Eau, Jimmy Choo Man Ice, as well as from solid sales of the brand’s established collections for women and men.”

He continued, “Following depressed Lanvin brand sales in 2016, primarily owing to market weakness in Russia and China, our third largest brand achieved 22% sales growth in the second quarter resulting in a year-to-date growth rate of nearly 34%. The turnaround reflects the international distribution of Modern Princess, solid sales of the ever-popular Éclat d’Arpège and a welcome improvement in Eastern European and Asian markets. The launch of Mademoiselle Rochas in approximately ten markets and the strength of the brand’s established lines produced a 23% increase in Rochas brand sales for the second quarter and 31% year-to-date. Coach brand sales were excellent reflecting the positive market response to the signature scent we launched in the 2016 second half and the continued rollout this year.”

The Company also reported that its Paul Smith fragrance license agreement was recently extended for an additional four years until December 31, 2021.

On the subject of U.S. based operations, Mr. Madar continued, “The quarterly comparison is particularly difficult because in the second quarter of 2016, we commenced international distribution of our first ever Abercrombie & Fitch men’s scent First Instinct and the Hollister fragrance duo, Wave. The current second quarter was somewhat uneventful in terms of new product launches, but included international distribution of First Instinct for women and Wave 2. More significant launches are scheduled for the second half of the year, including Icon Racing by Dunhill and Fantasia by Anna Sui, which should energize sales by U.S. operations.”

Inter Parfums, Inc. News Release	Page 2
July 26, 2017

Raises 2017 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “Based upon our first half performance with net sales up 19% and the outlook for the second half, when we launch our first Coach scent for men and Montblanc Legend Night, we have revised our 2017 net sales expectations upward. We now expect net sales for the 2017 year to be in the range of $560 million to $570 million, an increase from our previous guidance of $550 million to $560 million. We therefore expect diluted earnings per share attributable to Inter Parfums, Inc. for the 2017 year to be in the range of $1.25 to $1.27, an increase from our previous guidance of $1.20 to $1.24.” Guidance assumes the dollar remains at current levels.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com